Exhibit 10.08

May 9, 2017

STRICTLY CONFIDENTIAL

Ms. Kathleen Valiasek

Chief Financial Officer

Amyris, Inc.

5885 Hollis Street, Suite 100

Emeryville, California 94608

Dear Ms. Valiasek:

This amendment (“Amendment”) to that certain letter agreement between us dated April 18, 2017 (the “Letter Agreement”) constitutes the further agreement between Amyris, Inc. (the “Company”) and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Rodman”), as set forth herein. All terms of the Letter Agreement not expressly modified herein shall continue in full force and effect. In consideration of Rodman waiving certain fees to which it is entitled under the Letter Agreement in connection with the exchange of existing indebtedness by certain affiliates of the Company, the Company and Rodman agree as follows:

A.                 Compensation. At the closing of the Offering executed among the Company and the respective Purchasers pursuant to a Securities Purchase Agreement dated May 8, 2017 the Company shall compensate Rodman as follows:

1.	Cash Fee. The Company shall pay to Rodman a cash fee, or as to an underwritten Offering an underwriter discount, equal to:

(i) 7.0% of the aggregate gross proceeds raised in each Offering from investors in the Series A Preferred Stock Offering, which is agreed to be $1,549,800 based upon $22,140,000 of gross offering proceeds;

(ii) 3.5% of the face amount of existing debt (plus any accrued interest) exchanged by the holders thereof, other than the Company’s executive officers and directors, for Securities in each Offering, which is agreed to be $249,958.47 based upon $7,141,670.64 of exchanged debt; and

(iii) 1.0% of the aggregate gross proceeds raised from Koninklijke DSM N.V. in the first Offering completed under this Agreement, which is agreed to be $250,000 based upon $25,000,000 of gross offering proceeds.

2.	Expense Allowance [no change]

All of such fees and expenses shall be paid out of the closing escrow account, without deduction.

3.	Tail Fee. Rodman shall be entitled to compensation under clause (1) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Rodman had contacted during the Term, or introduced, directly or indirectly, to the Company during Term , if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement. Rodman shall not be entitled to a tail fee pursuant to this Paragraph A.3. for any funds raised in a Tail Financing directly from DSM, Casdin and the Company’s executive officers and directors.

430 Park Avenue | New York, New York 10022 | 212.356.0500

Security services provided by H.C. Wainwright & Co., LLC | Member: FINRA/SIPC

4.	Warrant Exercise. Additionally, Rodman shall receive a cash fee payable within 48 hours of the receipt by the Company of any proceeds from the exercise of the warrants sold in the Offering by (i) the investors who purchased Series A Preferred Stock in the Offering (or any of their transferees), at a rate of 7.0% of the gross proceeds received by the Company for such exercise, and (ii) the investors who participated in the debt exchange (or any of their transferees), excluding the Company’s executive officers and directors, at a rate of 3.5% of the gross proceeds received by the Company for such exercise. The Company shall notify Rodman via e-mail notices@hcwco.com within 24 hours of receiving notice of exercise from any of the warrant holders and include the details of such notice of exercise.

5.	Right of First Refusal. If within the 12-month period following consummation of the Offering, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness using a manager or agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as sole book runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement of equity or debt securities (or convertible securities) using an underwriter or placement agent, Rodman (or any affiliate designated by Rodman) shall have the right to act as sole book runner, sole underwriter or sole placement agent for such financing. If Rodman or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for the same fees as the Offering and the other provisions of the Letter Agreement, including indemnification, which are appropriate to such a transaction.

B.                 Miscellaneous. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Amendment and the execution, delivery and performance of this Amendment does not breach or conflict with any agreement, document or instrument to which it is a party or bound. This Amendment shall not be modified or amended except in writing signed by Rodman and the Company. This Amendment shall be binding upon and inure to the benefit of both Rodman and the Company and their respective assigns, successors, and legal representatives. This Amendment may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Rodman and the Company, please sign in the space provided below, whereupon this Amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours,

RODMAN & RENSHAW, A UNIT OF H.C. WAINWRIGHT & CO., LLC

By	/s/ Edward D. Silvera
	Name:	Edward D. Silvera
	Title:	COO

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Accepted and Agreed:

Amyris, Inc.

By	/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer

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